As filed with the Securities and Exchange Commission on May 16, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Alcoa Corporation

(Exact name of Registrant as specified in its charter)

Delaware	81-1789115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

390 Park Avenue

New York, New York 10022-4608

(Address of Principal Executive Offices)

Alcoa Corporation 2016 Stock Incentive Plan (as Amended and Restated)

(Full title of the plan)

Jeffrey D. Heeter

Executive Vice President, General Counsel, and Secretary

Alcoa Corporation

201 Isabella Street, Suite 500

Pittsburgh, Pennsylvania 15212

(412) 315-2900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	11,000,000	$30.88	$339,680,000	$39,368.91

(1)	An aggregate of 30,000,000 shares of common stock, par value $0.01 per share, of Alcoa Corporation may be offered or issued pursuant to the Alcoa Corporation 2016 Stock Incentive Plan, as amended and restated effective as of May 10, 2017 (the “Plan”), 17,000,000 of which previously were registered on Form S-8 (File No. 333-214420), 2,000,000 of which were previously registered on Form S-1 (File No. 333-214251) and 11,000,000 of which are registered on this Form S-8.
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of common stock of the Registrant as may become issuable to prevent dilution in the event of stock splits, stock dividends, recapitalization or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the common stock of the Registrant on the New York Stock Exchange on May 11, 2017.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be included in the Section 10(a) prospectus will be sent or given to employees as specified by Rule 428 of the Securities Act, and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by Alcoa Corporation (“Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on March 15, 2017.

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Commission on May 10, 2017.

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 4, 2017, March 3, 2017, April 19, 2017, and May 15, 2017.

(d) The description of the Registrant’s common stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form S-1 filed with the Commission on January 18, 2017 (File No. 333-215606), and any amendment or report filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates the Registrant has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Registrant files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the common stock to be issued in connection with the Plan will be passed upon by Marissa P. Earnest, Chief Securities and Governance Counsel and Assistant Secretary of Alcoa. Ms. Earnest is paid a salary by Alcoa, is a participant in various benefit plans offered by Alcoa to employees of Alcoa generally, including the Plan, and beneficially owns, or has rights to acquire, an aggregate of less than 1% of Alcoa’s outstanding common stock.

Item 6. Indemnification of Directors and Officers.

Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (the “DGCL”) relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Registrant, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws also provide that the Registrant must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant has entered into an indemnity agreement with its directors and officers. The Registrant also carries directors’ and officers’ insurance to protect the Registrant, its directors, officers and certain employees for some liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 16th day of May, 2017.

ALCOA CORPORATION

By:	/s/ Roy C. Harvey
Roy C. Harvey
President and Chief Executive Officer and Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roy C. Harvey Roy C. Harvey	President and Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2017

/s/ William F. Oplinger William F. Oplinger	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 16, 2017

/s/ Molly S. Beerman Molly S. Beerman	Vice President and Controller (Principal Accounting Officer)	May 16, 2017

Mary Anne Citrino, Timothy P. Flynn, Kathryn S. Fuller, James A. Hughes, Michael G. Morris, James E. Nevels, James W. Owens, Carol L. Roberts, Suzanne Sitherwood, Steven W. Williams and Ernesto Zedillo, each as a Director, on May 16, 2017, by Jeffrey D. Heeter, their attorney-in-fact.

/s/ Jeffrey D. Heeter
Jeffrey D. Heeter
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Alcoa Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (Commission file number 1-37816) dated November 3, 2016).

4.2	Amended and Restated Bylaws of Alcoa Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (Commission file number 1-37816) dated November 3, 2016).

5.1*	Opinion of Marissa P. Earnest, Chief Securities and Governance Counsel and Assistant Secretary of Alcoa.

15.1*	Letter regarding unaudited interim financial information.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Marissa P. Earnest, Counsel of Alcoa (included in Exhibit 5.1).

24.1*	Power of Attorney of certain directors of the Company.

99.1	Alcoa Corporation 2016 Stock Incentive Plan, as amended and restated as of May 10, 2017 (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K (Commission file number 1-37816) dated May 15, 2017).

*	Filed herewith